Exhibit 99.1

DXP Enterprises Announces 2015 Third Quarter Results

  Sales of $303 million for the quarter, down 6 percent sequentially and 22 percent year-over-year
  Free cash flow for the quarter of $16 million. Excluding one-time cash outflows, free cash flow for the quarter was $30.5 million
  Recorded $67.2 million in one-time, impairment or special charges related to B27 and the ITT Goulds’ separation
  On October 29, DXP officially launched a complete rotating equipment supply chain solution to better serve existing and new customers
  Completed acquisition of Cortech Engineering

HOUSTON--(BUSINESS WIRE)--November 5, 2015--DXP Enterprises, Inc. (NASDAQ: DXPE) announces financial results for its third quarter ended September 30, 2015. The following are results for the three months and nine months ended September 30, 2015 compared to the three months and nine months ended September 30, 2014. A reconciliation of the non-GAAP financial measures is in the back of this press release.

DXP Enterprises 2015 Third Quarter Financial Highlights:

  Sales were $303.1 million for the third quarter of 2015, a decrease of 6.4 percent from the second quarter and a decrease of 21.7 percent compared to $387.1 million for the third quarter of 2014. Organic sales decreased 6.7 percent sequentially and 22.3 percent from 2014. Acquisitions positively impacted sales by $2.2 million.
  Gross profit was $85.7 million, or 28.3 percent of sales for the third quarter of 2015, compared to $113.4 million, or 29.3 percent of sales for the third quarter of 2014.
  Selling, general & administrative (SG&A) expenses were $75.1 million, or 24.8 percent of sales for the third quarter of 2015, compared to $82.6 million, or 21.3 percent of sales for the third quarter of 2014.
  Adjusted EBITDA for the third quarter of 2015 was $20.0 million, versus $22.5 million for the second quarter of 2015 and $39.8 million for the third quarter of 2014. Adjusted EBITDA as a percentage of sales was 6.6 percent versus 6.9 percent for the second quarter of 2015 and 10.3 percent in 2014, respectively. EBITDA was $11.7 million for the current quarter. Adjusted EBITDA includes a one-time $7.3 million working capital dispute settlement and $1.0 million in above normal legal fees.
  Loss per diluted share for the third quarter was $3.64. Excluding non-cash impairment charges of $58.9 million and the one-time $7.3 million working capital dispute settlement, earnings per diluted share were $0.32 per share, assuming a 40.0 percent tax rate and based upon 15.3 million diluted shares.
  Free cash flow (cash flow from operating activities less capital expenditures) for the third quarter of 2015 was $16.0 million, compared to $39.7 million for the third quarter of 2014. Excluding $11.3 million paid in connection with the working capital dispute settlement with the sellers of B27, $1.0 million of legal fees related to disputes with ITT Goulds and the sellers of B27 and $2.2 million of capital expenditures in excess of a normalized $3.0 million level of capital expenditures, free cash flow would have been $30.5 million for the quarter.

David R. Little, Chairman and CEO remarked, “DXP continues to perform in the midst of the cyclical downturn and ahead of similar peers with like exposure. DXP’s business segments performed well in the midst of a challenging market. Total DXP’s sales declined 6 percent sequentially and 22 percent year-over-year. Continuing to outperform the 20 percent sequential and 56.6 percent decline year-over-year for the North American rig count. During the third quarter we continued to experience uphill sales challenges across our major end markets including upstream drilling, development and completion; upstream production; and mining markets. That being said, we remain focused on managing costs, improving performance and investing for the eventual upturn. We continue to appreciate all the hard work from our DXPeople. During the third quarter, we experienced sequential sales declines across each of our business segments with Innovative Pumping Solutions® declining 8 percent, Service Centers 7 percent and Supply Chain Services declining 0.8 percent. During the third quarter, we also experienced a 115 basis point and 27 basis point, sequential improvement in operating income margin, respectively, for Innovative Pumping Solutions and Supply Chain Services. We are excited by these improvements and will continue to look for opportunities across each of our segments and corporate to manage costs. DXP also produced an adjusted EBITDA of $20.0 million and free cash flow of over $30.5 million excluding certain items. We are pleased with our ability to generate cash and manage our resources effectively.”

“Additionally, we recently announced transformative actions, including the separation from ITT Goulds. We are excited to move forward for our customers' and employees' benefit. This resolution increases our flexibility to grow profitably as we continue to focus on meeting customer needs, delivering strong performance and sustainable economic value for our customers, employees and shareholders. Our longer-range outlook was strongly enhanced with our announcement of a complete supply chain solution within rotating equipment. We continue to focus on controllable execution that services our customers, maintains our differentiation and creates sustainable shareholder value. While we expect the near-term to continue to be challenging, our outlook for the long term is very positive based on our proven track record of navigating through similar cycles and positioning DXP for the future,” Little concluded.

Mac McConnell, CFO added, "DXP generated $16.0 million in free cash flow for the quarter and $63.3 million year-to-date. During the quarter, DXP paid down debt by $1.0 million while also paying $10.5 million for the acquisition of Cortech, $11.3 million in connection with the working capital dispute with the sellers of B27, $4.7 million for capital expenditures related to our new pump offering and $1.0 million of legal fees related to disputes with ITT Goulds and the sellers of B27. As such, we continue to produce strong free cash flow even after investing for growth and managing one-time costs. Our third quarter EBITDA for bank purposes was $20.2 million. Our bank leverage ratio was 3.58:1 as of the end of the third quarter."

We will host a conference call regarding 2015 third quarter results on the Company’s website (www.dxpe.com) today at 5 p.m. EST. Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

One-Time Payments

During the third quarter of 2015, DXP incurred a total of $12.3 million of one-time payments associated with the final working capital dispute resolution associated with the B27 transaction and legal fees associated with ITT Goulds and the sellers of B27. The $11.3 million final working capital dispute payment was the result of an accounting arbitration process whereby an accounting expert reviewed DXP’s and the sellers' claim based upon a disagreement surrounding the closing working capital target. This was a one-time payment and will have no impact on DXP’s business and bank credit agreement. The $1.0 million in legal fees associated with the final working capital dispute and ITT Goulds represent costs above normal recurring legal costs.

Impairments

As a result of the sustained decline in crude oil prices, reduced capital spending by customers and reduced revenue expectations, DXP performed an interim impairment test and recognized preliminary impairment expense of $57.8 million of the goodwill associated with the acquisition of B27 during the third quarter of 2015. DXP also recorded a $1.1 million impairment charge to write-off intangible assets related to the Goulds’ vendor relationship.

DXP Enterprises 2015 Third Quarter Business Segment Results:

  Service Centers’ revenue for the third quarter declined 21.9 percent year-over-year with a 9.0 percent operating income margin. Organic revenue declined 22.7 percent year-over-year.
    For the nine months, revenue declined 13.0 percent with a 9.7 percent operating income margin.
  Innovative Pumping Solutions’ revenue for the third quarter declined 30.7 percent year-over-year with a 10.0 percent operating income margin. Innovative Pumping Solutions experienced a strong sequential improvement in operating income margins with a 115 basis point improvement.
    For the nine months, revenue declined 21.8 percent with a 10.2 percent operating income margin.
  Supply Chain Services’ revenue for the third quarter declined 2.5 percent year-over-year with a 9.0 percent operating margin or 46 basis points improvement over 2014. Supply Chain Services continues to show strong operating income margins with a 27 basis point sequential improvement.
    For the nine months, revenue was up 2.9 percent with a 8.6 percent operating income margin

Non-GAAP Financial Measures

DXP supplements reporting of net income (loss) with non-GAAP measurements, including adjusted EBITDA, EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding EBITDA referred to in this press release is included below under "--Reconciliation of Non-GAAP Measures."

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to: ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Sales	$303,080	$387,053	$968,362	$1,117,160
Cost of sales	217,374	273,644	693,308	790,998
Gross profit	85,706	113,409	275,054	326,162
Selling, general and administrative expenses	75,082	82,611	232,336	246,818
Impairment expense	58,888	-	58,888
B27 settlement	7,348	-	7,348
Operating income (loss)	(55,612)	30,798	(23,518)	79,344
Other expense (income), net	327	10	(67)	1
Interest expense	2,630	3,295	7,905	9,868
Income (loss) before income taxes	(58,569)	27,493	(31,356)	69,475
Provision for income taxes	(5,885)	10,504	4,510	26,639
Net income (loss)	(52,684)	16,989	(35,866)	42,836
Less: Net income (loss) attributable to non-controlling interest	(249)	-	(249)	-
Net income (loss) attributable to DXP Enterprises, Inc.	(52,435)	16,989	(35,617)	42,836
Preferred stock dividend	23	23	68	68
Net income (loss) attributable to common shareholders	$(52,458)	$16,966	$(35,685)	$42,768
Diluted earnings (loss) per share attributable to DXP Enterprises, Inc.	$(3.64)	$1.10	$(2.48)	$2.76
Weighted average common shares and common equivalent shares outstanding	14,422	15,496	14,394	15,536

SEGMENT DATA ($ thousands)

	Three Months ended September 30,				Nine Months ended September 30,

	Service Centers	IPS	SCS	Total	Service Centers	IPS	SCS	Total
2015
Sales	$199,306	$61,458	$42,316	$303,080	$639,212	$202,627	$126,523	$968,362
Operating income for reportable segments	$17,957	$6,139	$3,821	$27,917	$61,943	$20,667	$10,835	$93,455

2014
Sales	$255,041	$88,614	$43,398	$387,053	$735,104	$259,070	$122,986	$1,117,160
Operating income for reportable segments	$29,444	$14,979	$3,721	$48,144	$79,356	$40,328	$10,424	$130,108

Reconciliation of Operating Income for Reportable Segments ($ thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating income for reportable segments	$27,917	$48,144	$93,455	$130,108
Adjustment for:
B27 Settlement	7,348	-	7,348	-
Impairment	58,888	-	58,888	-
Amortization of intangibles	5,240	5,658	15,907	16,895
Corporate expense	12,053	11,688	34,830	33,869
Total operating income (loss)	(55,612)	30,798	(23,518)	79,344
Interest expense	2,630	3,295	7,905	9,868
Other expense (income), net	327	10	(67)	1
Income (loss) before income taxes	$(58,569)	$27,493	$(31,356)	$69,475

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP ($ thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Income (loss) before income taxes	$(58,569)	$27,493	$(31,356)	$69,475
Impairment expense	58,888	-	58,888	-
Plus: interest expense	2,630	3,295	7,905	9,868
Plus: depreciation and amortization	8,329	9,000	24,915	26,314
Non-controlling interest, before tax	380	-	380	-
EBITDA	$11,658	$39,788	$60,732	$105,657
B27 Settlement	7,348	-	7,348	-
Legal fees	1,000	-	1,000	-
Adjusted EBITDA	$20,006	$39,788	$69,080	$105,657

**EBITDA – earnings before impairments, interest, taxes, depreciation and amortization

CONTACT:
DXP Enterprises, Inc.
Mac McConnell, 713-996-4700
Senior Vice President, Finance & CFO
www.dxpe.com